Exhibit 99.1
Contact:

Jacqualyn A. Fouse	Tim Smith
Sr. Vice President and	Director
Chief Financial Officer	Investor Relations
Celgene Corporation	Celgene Corporation
(908) 673-9956	(908) 673-9951
CELGENE ELECTS MICHAEL A. FRIEDMAN, MD TO BOARD OF
DIRECTORS
SUMMIT, NJ — (February 16, 2011) — Celgene Corporation (NASDAQ: CELG) today announced the election of Michael A. Friedman, MD, to its Board of Directors. Dr. Friedman is an experienced healthcare leader with a distinguished career in oncology research, regulatory strategy and public healthcare policy. He currently serves as President and Chief Executive Officer of City of Hope, a leading cancer research, treatment and education institution, as well as director of the organization’s Comprehensive Cancer Center and holder of the Irell & Manella Cancer Center Director’s Distinguished Chair. Before leading City of Hope, Dr. Friedman was senior vice president of research and development, medical and public policy for Pharmacia Corporation and Chief Medical Officer for biomedical preparedness at the Pharmaceutical Research and Manufacturers of America (PhRMA). Additionally, Dr. Friedman previously served as deputy commissioner for the U.S. Food and Drug Administration (FDA), later serving as acting commissioner, and as Associate Director of the National Cancer Institute, National Institutes of Health.
Since 2004, Dr. Friedman has served on the Independent Citizens’ Oversight Committee, created by California State Proposition 71 to govern the California Institute for Regenerative Medicine and oversee implementation of California’s stem cell research effort.
“In this time of increased focus on delivering therapeutic value within an evolving healthcare system, someone as experienced in both medical research and public policy continues to strengthen the capability of our Board of Directors,” said Robert J. Hugin, Celgene Chief Executive Officer. “Dr. Friedman’s guidance will be of tremendous value as we continue to deliver innovative therapies to patients with cancer and other serious diseases around the world.”
Dr. Friedman has received numerous commendations, including the Surgeon General’s Medallion in 1999. He holds a doctorate in medicine from the University of Texas and received his bachelor’s degree from Tulane University. He completed postdoctoral training at Stanford University and the National Cancer Institute and is certified in internal medicine and medical oncology.

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control. The Company’s actual results, performance, or achievements could be materially different from those projected by these forward-looking statements. The factors that could cause actual results, performance, or achievements to differ from the forward-looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, such as the Company’s Form 10-K, 10-Q and 8-K reports. Given these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements.
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